EXHIBIT 16.2

KPMG LLP
Suite 900
10 South Broadway
St. Louis, MO 63102-1761
October 25, 2011
U.S. Securities and Exchange Commission
Washington, District of Columbia 20549
Ladies and Gentlemen:
We were previously principal accountants for Armstrong Resource Partners, L.P. (formerly, Elk Creek, L.P. and subsidiaries) (the Partnership) and, under the date of December 16, 2009, we reported on the consolidated balance sheet of the Partnership as of December 31, 2008 and the related consolidated statements of operations, member’s equity, and cash flows for the period from March 31, 2008 (inception) to December 31, 2008. In February 2010, we were dismissed as principal accountants. We have read the Company’s statements included under the section Change in Auditor of its Form S-l dated October 12, 2011, and we agree with such statements, except for the following:
Paragraph 1, we are not in a position to agree or disagree with the Company’s statement that the change was approved by the board of managers; and
Paragraph 2, the last sentence, we are not in a position to agree or disagree whether the former controller was terminated;
Paragraphs 3, 4 and 5, we are not in a position to agree or disagree with the Company’s statements; and
Paragraph 6, we are not in a position to agree or disagree with the statements insofar as they relate to Grant Thornton LLP.
Very truly yours,

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.